NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212.850.5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Alliance Data Closes $709 Million of Term Asset-Backed Securities Under Government TALF
Program

DALLAS, TX., April 14, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has issued $709 million of term asset-backed securities to investors participating in the U.S. government’s recently created TALF (Term Asset-Backed Securities Loan Facility) program, representing an increase in the size of the originally anticipated offering. The asset-backed securities pertain to the World Financial Network Credit Card Master Note Trust as part of the securitization program for Alliance Data’s private label credit card banking subsidiary, World Financial Network National Bank. Today’s announcement represents a continuation of the Company’s strategy of utilizing various funding sources to achieve an overall balanced funding structure.

The offering consists of $709 million in term notes, of which $560 million are AAA rated series 2009-A notes to be issued under the TALF program with a 4.6% fixed rate for approximately 31 months. These terms are well within the Company’s pricing target range for term fixed-rate funding. The remaining $149 million of investment-grade securities have been retained by the Company and financed through low-cost FDIC-insured CDs (consistent with the Company’s strategy on recent deal structures). Barclays Capital and JP Morgan were the Company’s advisers.

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “With the TALF program relatively new, we were very pleased that demand and pricing were so strong as to allow us to expand the offering size. As it pertains to our private label credit card business, this is our first fixed-rate term deal of meaningful size in quite some time.  Just over the last couple of weeks, we completed and announced $550 million in asset-backed conduit funding and have now added $709 million in term funding.  This latest deal adds a third leg to our funding strategy for private label:  (1) 12 to 18-month FDIC-insured CDs at extremely favorable rates; (2) 12-month conduit financing that provides significant flexibility at rates between those of CDs and this TALF offering; and (3) fixed-rate term funding with favorable rates over a longer time horizon.  When blended together, our funding book will offer an advantageous all-in rate while optimizing the average duration of the file.”

Heffernan continued, “These three sources of liquidity are now fully up and running, providing the liquidity necessary to support organic growth as well as the potential addition of attractive portfolios.  This is in addition to liquidity the Company already has to continue our previously announced buyback program as well as funding new initiatives at our Canadian loyalty business and at Epsilon, which, combined account for the majority of the Company.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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